Exhibit 10.1

TAX BENEFIT PAYMENT AGREEMENT

This TAX BENEFIT PAYMENT AGREEMENT (this “Agreement”) is entered into as of [•], by and among PG&E Corporation, a California corporation (“PG&E”), Pacific Gas and Electric Company, a California corporation (the “Utility”; together with the Utility, the “Debtors”), and the Fire Victim Trust, a [•] (the “Trust”). PG&E, the Utility and the Trust are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, on January 29, 2019, the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Code in the U.S. Bankruptcy Court of the Northern District of California (the “Bankruptcy Court”).

WHEREAS, on [•], the Bankruptcy Court entered an order confirming the [•] (the “Plan”). Capitalized terms used, but not defined in this Agreement, shall have the meanings given to them in the Plan.

WHEREAS, the Trust is the “Fire Victim Trust” as defined in the Plan and is organized to administer, process, settle, resolve, liquidate, satisfy, and pay all Fire Victim Claims.

WHEREAS, pursuant to the Plan, the Debtors have agreed to issue, transfer, or pay to, as applicable, the Trust for the benefit of holders of Fire Victim Claims the Aggregate Fire Victim Consideration consisting of, among other things, (i) on the Effective Date, pursuant to and as more particularly provided in Section 1.6 of the Plan, $6.750 billion in New HoldCo Common Stock (issued at Fire Victim Equity Value), which shall not be less than 20.9% of the New HoldCo Common Stock assuming the Utility’s allowed return on equity as of the date of the Tort Claimants RSA and $5.40 billion in cash, and other elements constituting part of the Aggregate Fire Victim Consideration, and (ii) on the terms set forth in this Agreement and the Plan, an additional $1.350 billion in cash (the amount described in clause (ii) of this recital, the “Aggregate Tax Benefit Payment Amount”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Section 1.1 shall have the following meanings:

(a) “2021 Payment” means an amount in cash payable on or before the First Payment Date equal to the lesser of (i) $650.0 million and (ii) the Wildfire Claim Tax Benefits for the Utility’s taxable year ended December 31, 2020.

(b) “2022 Payment” means an amount in cash equal to the 2022 Payment Cap.

(c) “2022 Payment Cap” means an amount in cash payable on or before the Final Payment Date equal to the (i) the Aggregate Tax Benefit Payment Amount minus (ii) the 2021 Payment plus any 2022 Prepayment Amount.

(d) “2022 Prepayment Amount” means an amount, if greater than zero, equal to (i) the Wildfire Claim Tax Benefits for the Utility’s taxable year ended December 31, 2020 minus (ii) $650.0 million, up to the Aggregate Tax Benefit Payment Amount.

(e) “Agreement” has the meaning set forth in the preamble of this Agreement.

(f) “Aggregate Tax Benefit Payment Amount” has the meaning set forth in the recitals of this Agreement.

(g) “Bankruptcy Court” has the meaning set forth in the recitals of this Agreement.

(h) “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required by law to close.

(i) “Change of Control” means the occurrence of any of the following events at any time after the Effective Date: (i) if any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto), other than PG&E or the Trust (whether directly or indirectly, including as a holder of PG&E), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of securities of the Utility representing more than 50% of the combined voting power of the Utility’s then outstanding voting securities, (ii) if any Person or “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or any successor provisions thereto) (other than the Trust) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of securities of PG&E representing more than 50% of the combined voting power of PG&E’s then outstanding voting securities, (iii) upon the consummation of any merger, consolidation, recapitalization, reclassification or other similar transaction involving the Utility (or PG&E) where, immediately after giving effect to such transaction, the direct or indirect beneficial owners of the voting securities of the Utility (or PG&E) immediately prior to such transaction beneficially (directly or indirectly) own, by reason of such holders owning stock in the Utility (or PG&E) immediately before the transaction, less than a majority of the voting power of the outstanding voting securities of the Utility (or PG&E, as applicable), the Person that is the survivor (or the equivalent) of the transaction, (iv) the shareholder(s) of the Utility (or the PG&E) approve a plan of liquidation or dissolution of the Utility or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Utility of all or substantially all of the Utility’ assets, or (v) an “Ownership Change” (within the meaning of Section 382(g) of the Tax Code or any successor provision) of the Utility or the PG&E occurring after and other than as a result of the occurrence of the Effective Date. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

(j) “Debtors” has the meaning set forth in the recitals of this Agreement.

(k) “Eligible Bank” means any commercial bank having a senior unsecured debt rating by Moody’s of A3 or better and by S&P of A- or better, which is domiciled in the United States or has a branch office in the United States and is domiciled in a country which is a member of the OECD.

(l) “Financing Event” means any transaction or series of transactions pursuant to which the Utility monetizes, securitizes, sells, assigns, transfers, or grants a lien, security interest or other encumbrance on any of the Wildfire Claim Tax Deductions or any of its interests therein and which in all events shall be deemed to include, without limitation, any securitization referred to in the Utility Securitization Application.

(m) “First Payment Date” means January 15, 2021, or, if such date is not a Business Day, the next succeeding Business Day.

(n) “First Payment Shortfall” means, as applicable, either (i) the 2021 Payment received by the Trust on or prior to the First Payment Date is less than $650.0 million or (ii) no 2021 Payment was received by the Trust on the First Payment Date.

(o) “First Payment Shortfall Amount” means (x) in the case of clause (i) of the definition of First Payment Shortfall, $650.0 million minus the amount of the 2021 Payment received by the Trust on or prior to the First Payment Date, and (y) in the case of clause (ii) of the definition of First Payment Shortfall, $650.0 million.

(p) “Final Payment Date” means January 15, 2022, or, if such date is not a Business Day, the next succeeding Business Day.

(q) “Final Payment Shortfall” means the amount by which, if any, at the end of the Final Payment Date the total of payments received in cash by the Trust hereunder is less than the Aggregate Tax Benefit Payment Amount.

(r) “LC” has the meaning set forth in Section 2.2(a) hereof.

(s) “LC Issuance Date” means the date that is fifteen (15) Business Days after the First Payment Date.

(t) “LC Issuer” has the meaning set forth in Section 2.2(a) hereof.

(u) “Mandatory Prepayment Amount” means an amount equal to, as of the date of a Mandatory Prepayment Event, the difference between (i) the Aggregate Tax Benefit Payment Amount and (ii) the aggregate Tax Benefit Payments paid in cash hereunder to the Trust prior to such date.

(v) “Mandatory Prepayment Event” means the occurrence of a (i) Change of Control or (ii) a Financing Event.

(w) “Moody’s” means Moody’s Investors Service, Inc., or its successors and assigns.

(x) “OECD” means the countries constituting the “Contracting Parties” to the Convention on the Organisation For Economic Co-operation and Development, as such term is defined in Article 4 of such Convention.

(y) “Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

(z) “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

(aa) “PG&E” has the meaning set forth in the recitals of this Agreement.

(bb) “Plan” has the meaning set forth in the recitals of this Agreement.

(cc) “S&P” means Standard & Poor’s Ratings Services, or its successors and assigns.

(dd) “Tax Benefit Payment” has the meaning set forth in Section 2.1.

(ee) “Tax Code” means the Internal Revenue Code of 1986, as amended.

(ff) “Tax Rate” means, with respect to the applicable taxable year of the Utility, the Utility’s expected combined U.S. federal, state, and local income tax rate, as determined by a nationally recognized public accounting firm retained by the Utility in good faith. For calendar year 2020, the Tax Rate is 27.9836%.

(gg) “Trust” has the meaning set forth in the preamble of this Agreement.

(hh) “Utility” has the meaning set forth in the preamble of this Agreement.

(ii) “Utility Accounting Firm” has the meaning set forth in Section 2.1.

(jj) “Utility Income Amount” means, with respect to the applicable taxable year of the Utility, the greater of (i) the amount determined by application of the formula set forth on Schedule 1.1(j)(j) and (ii) zero dollars ($0).

(kk) “Utility Securitization Application” means the Application of Pacific Gas And Electric Company (U 39 E) for (1) Administration of Stress Test Methodology Developed Pursuant to Section 451.2(B) and (2) Determination That $7.5 Billion of 2017 Catastrophic Wildfire Costs and Expenses are Stress Test Costs that May Be Financed Through Issuance of Recovery Bonds, dated as of and filed with the California Public Utilities Commission on April 30, 2020.

(ll) “Wildfire Claim Tax Benefits” means, with respect to the applicable taxable year of the Utility, an amount equal to the product of (i) the Tax Rate and (ii) the Wildfire Claim Tax Deductions; provided that the amount of Wildfire Claim Tax Deductions (1) shall not exceed the Utility Income Amount for such year (which amount shall be assumed to be the taxable income of the Utility for U.S. federal (and applicable state and local) income tax purposes for the applicable taxable year), and (2) shall take into account all applicable limitations on the utilization of such deductions (including pursuant to Sections 172 and 382 of the Tax Code).

(mm) “Wildfire Claim Tax Deductions” means the U.S. federal (and state and local) tax deductions resulting from the payment of cash or delivery of other consideration to satisfy Fire Claims pursuant to the Plan, including the portion of any net operating loss carryovers attributable to such deductions.

Section 1.2 Rules of Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections and Schedules are to Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The Parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The terms “or”, “any” and “either” are not exclusive, except to the extent expressly provided otherwise.

ARTICLE II

TAX BENEFIT PAYMENTS

Section 2.1 Tax Benefit Payments. The Utility shall make the following payments to the Trust in cash (each, a “Tax Benefit Payment”):

(a) on or before the First Payment Date, the Utility shall (i) pay to the Trust an amount equal to the 2021 Payment plus the 2022 Prepayment Amount (if any) and (ii) provide the Trust with a statement, prepared by the Utility in good faith and in consultation with PriceWaterhouseCoopers LLP, a nationally recognized accounting firm retained by the Utility (“Utility Accounting Firm”), setting forth, in reasonable detail, the calculation of such payment in accordance with this Agreement along with supporting schedules as well as the identification of any material assumptions that were utilized in preparing such calculation;

(b) on or before the Final Payment Date, the Utility shall (i) pay to the Trust an amount equal to the 2022 Payment Cap, and (ii) provide the Trust with a statement, prepared by the Utility in good faith and in consultation with the Utility Accounting Firm, setting forth, in reasonable detail, the calculation of such payment in accordance with this Agreement along with supporting schedules as well as the identification of any material assumptions that were utilized in preparing such calculation; and

(c) notwithstanding the foregoing, the Utility shall, if applicable, (i) make any payment when and as required pursuant to Section 2.3 hereof and (ii) provide the Trust with a statement prepared by the Utility in good faith and in consultation with the Utility Accounting Firm setting forth, in reasonable detail, the calculation of such payment in accordance with this Agreement along with supporting schedules as well as the identification of any material assumptions that were utilized in preparing such calculation.

Section 2.2 Letter of Credit.

(a) In the event that on the First Payment Date, a First Payment Shortfall exists for any reason, then the Utility shall, no later than the LC Issuance Date, cause to be issued one or more unconditional stand-by letters of credit (individually and collectively, the “LC”) from one or more LC issuers each of which must be an Eligible Bank (each such issuer, individually and collectively, an “LC Issuer”) and otherwise reasonably acceptable to the Trust. There shall be no more than five LC Issuers and no more than five LCs. Each such LC shall be substantially in the form of Exhibit A hereof and otherwise in form and substance satisfactory to the Trust, and shall: (i) name the Trust as beneficiary, (ii) be, in the aggregate with each other LC, in a stated amount equal to the First Payment Shortfall Amount, (iii) provide that it is payable at sight, in whole or in part (with no approval or confirmation from the Utility or other drawing conditions), on or after the Final Payment Date, or, in the case of a Mandatory Prepayment Event, as set forth pursuant to Section 2.3 hereof, and (iv) expire no earlier than February 8, 2022. The Trust may draw on the LCs in an aggregate amount equal to the difference between (i) the Aggregate Tax Benefit Payment Amount and (ii) the aggregate Tax Benefit Payments previously paid in cash hereunder to the Trust.

(b) If the LC or LCs have not been issued in accordance with Section 2.2(a) hereof within ten (10) days of the LC Issuance Date, then the Trust shall have the right to file the stipulated judgment attached hereto as Exhibit B-1 against the Utility in any federal or state court of competent jurisdiction in the State of California the amount of the First Payment Shortfall solely based on a declaration by the trustee of the Trust that the Utility has failed to comply with Section 2.2(a) of this Agreement. Such judgment shall unconditionally require the Utility to pay the First Payment Shortfall. The Debtors hereby waive the right to contest and appeal such stipulated judgment.

Section 2.3 Mandatory Prepayments.

(a) If a Change of Control occurs, then within fifteen (15) days of such Change of Control, (i) the Mandatory Prepayment Amount shall become automatically due and payable without any notice or other action from the Trust; (ii) the Utility shall pay the Trust the Mandatory Prepayment Amount, (iii) to the extent the Mandatory Prepayment Amount is not paid in full on such date, and the LC has been issued and is outstanding pursuant to Section 2.2(a) hereof, the Trust may draw on the LC up to the lesser of the stated amount thereof and the unpaid portion of the Mandatory Prepayment Amount, and (iv) the Utility shall provide the Trust with a statement prepared by the Utility in good faith and in consultation with the Utility Accounting Firm setting forth, in reasonable detail, the calculation of such payment in accordance with this Agreement along with supporting schedules as well as the identification of any material assumptions that were utilized in preparing such calculation.

(b) If a Financing Event occurs, then (i) the Mandatory Prepayment Amount shall become automatically due and payable without any notice or other action from the Trust upon the later of (x) the First Payment Date and (y) fifteen (15) days after the consummation of such Financing Event; (ii) the Utility shall pay the Trust on the applicable payment date (as determined pursuant to clause (i) immediately above) an amount equal to the Mandatory Prepayment Amount, (iii) to the extent the Mandatory Prepayment Amount is not paid in full on such date, and the LC has been issued and is outstanding pursuant to Section 2.2(a) hereof, the Trust may draw on the LC up to the lesser of the stated amount thereof and the unpaid portion of the Mandatory Prepayment Amount, and (iv) the Utility shall provide the Trust with a statement prepared by the Utility in good faith and in consultation with the Utility Accounting Firm setting forth, in reasonable detail, the calculation of such payment in accordance with this Agreement along with supporting schedules as well as the identification of any material assumptions that were utilized in preparing such calculation.

Section 2.4 Final Payment Shortfall. In the event that there is a Final Payment Shortfall on the Final Payment Date, then on February 8, 2022, the Trust shall have the right to file the stipulated judgment attached hereto as Exhibit B-2 against the Utility in any federal or state court of competent jurisdiction in the State of California in the amount of the Final Payment Shortfall solely based on a declaration by the trustee of the Trust that a Final Payment Shortfall has occurred in consequence of which the Utility has failed to comply with this Agreement. Such judgment shall unconditionally require the Utility to pay the Final Payment Shortfall. The Debtors hereby waive the right to contest and appeal such stipulated judgement.

Section 2.5 Payment Instructions. All payments by the Utility to the Trust pursuant to this Agreement shall be paid by wire transfer of immediately available funds to the bank account or accounts set forth on Schedule 2.5, as such Schedule may be amended from time to time by the Trust upon written notice to the Utility.

ARTICLE III

REPRESENTATIONS OF DEBTORS

As a material inducement for the Trust to enter into this Agreement and consummate the transactions contemplated by this Agreement, the Debtors hereby represent and warrant to the Trust, as of the date hereof, the following:

Section 3.1 Capacity; Noncontravention.

(a) Each Debtor has all necessary power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute and deliver this Agreement and to perform all of its obligations hereunder. This Agreement has been duly executed and delivered by each Debtor and constitutes a legal, valid and binding obligation of each Debtor, enforceable against each Debtor in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

(b) The execution and delivery of this Agreement, and the consummation by each Debtor of the transactions described herein, does not (a) contravene the terms of its corporate charter, by-laws, operating agreement or equivalent, (b) conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (i) any material contract to which the Debtor is a party or affecting such Debtor or the properties of the Debtors or (ii) any material order, injunction, writ or decree of any governmental authority or any arbitral award to which any Debtor or its property is subject or (c) violate any law, regulation, rule, or court order in any material respect.

Section 3.2 Approvals. All approvals, filings, declarations or registration with any governmental authority or otherwise which are necessary for each of (i) the execution and delivery of this Agreement by the Debtors to the Trust, and (ii) to create a fully binding commitment of the Debtors as of the date of this Agreement with respect to each of the terms of this Agreement without modification have, in each case, been made and obtained by the Debtors prior to the date hereof.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Negative Pledge. During the term of this Agreement, no Debtor shall enter into any agreement, amendment or other modification governing or guaranteeing any indebtedness that would prohibit, condition, or restrict the Utility from timely performing its obligations under this Agreement. Other than in connection with a transaction that will result in a Mandatory Prepayment Event under this Agreement, the Utility shall not grant a Lien on or otherwise encumber the Wildfire Claim Tax Benefits or Wildfire Claim Tax Deductions.

Section 4.2 Termination. This Agreement shall terminate on the date on which the Aggregate Tax Benefit Payment Amount has been paid in full in cash to the Trust.

Section 4.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Debtors, to:

PG&E Corporation

77 Beale Street

San Francisco, CA 94105

Attention: Janet Loduca

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Stephen Karotkin, Jessica Liou, and Matthew Goren

(stephen.karotkin@weil.com, jessica.liou@weil.com, matthew.goren@weil.com)

- and -

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, NY 10019

Attention: Richard Hall and C. Daniel Haaren (rhall@cravath.com,

dhaaren@cravath.com)

If to the Trust, to:

Hon. John K. Trotter, Trustee

Trustee

PG&E Fire Victim Trust

Two Embarcadero Center

Suite 1500

San Francisco, CA 94111

Email: trustee@firevictimtrust.com

with copies to:

Cathy Yanni Claims Administrator

PG&E Fire Victim Trust

Two Embarcadero Center

Suite 1500

San Francisco, CA 94111

Email: claimsadministrator@firevictimtrust.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attn: David Molton, Philip Flink and Steven Pohl

Email: DMolton@brownrudnick.com; PFlink@brownrudnick.com;

SPohl@brownrudnick.com

Any Party may change its address or fax number by giving the other Party written notice of its new address or fax number in the manner set forth above.

Section 4.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission (including by pdf) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 4.5 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns. Except as otherwise provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.6 Governing Law; Jurisdiction; Jury Trial.

(a) Except to the extent the Bankruptcy Code or other U.S. federal law is applicable, the rights, duties, and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law thereof to the extent they would result in the application of the laws of any other jurisdiction.

(b) Each Party hereto: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the Bankruptcy Court, and to the extent the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, the jurisdiction of state and federal courts with competent jurisdiction located in the State of California; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth in Section 4.3 or at such other address which has been notified to the Parties hereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

Section 4.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 4.8 Amendments; Waiver. No provision of this Agreement may be amended unless such amendment is approved in writing by the Utility and the Trust. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party or Parties against whom the waiver is to be effective.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

PG&E CORPORATION

By:	/s/ DAVID THOMASON
Name:	David Thomason
Title:	Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY

By:	/s/ DAVID THOMASON
Name:	David Thomason
Title:	Vice President, Chief Financial Officer and Controller

FIRE VICTIM TRUST

By:	/s/ JOHN K. TROTTER
Name:	Hon. John K. Trotter
Title:	Trustee

EXHIBIT A

Form of Letter of Credit

(to be attached)

EXHIBIT B-1

Stipulated Judgment – First Payment Shortfall

(to be attached)

Exhibit B-2

Stipulated Judgment – Final Payment Shortfall

Schedule 1.1(j)(j)

Formula for Calculation of Utility Income Amount

[(Rate Base x equity ratio x return on equity)1 / (1 – Tax Rate)] minus PG&E debt interest minus unrecoverable Utility debt interest minus the Utility’s required annual contribution to the wildfire fund created by AB 1054

For the purposes of this Schedule 1.1(j)(j), the “Rate Base” shall mean the total company rate base as approved by the California Public Utilities Commission in the Utility’s 2020 General Rate Case proceeding but shall not include any fire risk mitigation capital expenditures that must be excluded from the Utility’s equity rate base under AB 1054.

[1]

For the avoidance of doubt, should “(rate base x equity ratio x return on equity)” include any Effective Date or pre-Effective Date net operating losses of the Debtors, all such net operating losses of the Debtors shall be excluded when calculating any amount pursuant to the “(rate base x equity ratio x return on equity)” formula.

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